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EXHIBIT 10.1

                                                          EXECUTION COPY






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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           ACT TELECONFERENCING, INC.,

                           ACT VIDEOCONFERENCING, INC.

                                       AND

                             PICTURETEL CORPORATION











                           DATED AS OF OCTOBER 4, 2001


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                                TABLE OF CONTENTS


1.    Closing..................................................................1
   1.1.           Closing Date.................................................1
   1.2.           Sale of Assets...............................................1
   1.3.           Bill of Sale; Assumption Agreement; Power of Attorney........2
   1.4.           No Other Liabilities or Obligations Assumed..................2
   1.5.           Excluded Assets..............................................3
   1.6.           Purchase Price; Payment......................................3
   1.7.           Purchase of Shares by Buyer..................................4
2.    Representations and Warranties of Seller.................................4
   2.1.           Organization and Standing....................................4
   2.2.           Authorization and Binding Obligations........................5
   2.3.           No Contravention.............................................5
   2.4.           Compliance with Laws.........................................5
   2.5.           Tax Matters..................................................5
   2.6.           Employee Benefit Plans; ERISA; Employees.....................6
   2.7.           Litigation...................................................7
   2.8.           Agreements...................................................7
   2.9.           Suppliers and Customers......................................8
   2.10.          Tangible Property............................................8
   2.11.          Intellectual Property........................................8
   2.12.          Third-Party Programs, Rights, etc............................9
   2.13.          Financial Statements of the CSC Operations...................9
   2.14.          Certain Transactions.........................................9
   2.15.          No Undisclosed Liabilities..................................10
   2.16.          Interested Party Transactions...............................10
   2.17.          Assets......................................................11
   2.18.          Securities Act Matters......................................11
   2.19.          Brokers or Finders..........................................12
   2.20.          Information Furnished by Seller.............................12
3.    Representations and Warranties of Buyer and Buyer Parent................12
   3.1.           Organization and Standing...................................12
   3.2.           Authorization and Binding Obligations.......................12
   3.3.           No Contravention............................................13
   3.4.           Issuance of the Shares......................................13
   3.5.           SEC Filings.................................................13
   3.6.           Brokers or Finders..........................................14
   3.7.           Information Furnished to Seller.............................14
   3.8.           Registration Rights.........................................14
4.    Additional Agreements Prior to the Closing..............................14
   4.1.           Employees...................................................14
   4.2.           Control and Conduct of the CSC Operations...................15
   4.3.           Certain Transactions........................................15
   4.4.           Insurance...................................................15
   4.5.           Performance of Assumed Contracts............................15

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   4.6.           Consents....................................................15
   4.7.           Access to Information.......................................15
   4.8.           Notice of Events............................................15
   4.9.           Updating of Disclosure Schedule.............................16
5.    Closing Conditions and Deliveries.......................................16
   5.1.           Conditions to Buyer's Obligations...........................16
   5.2.           Conditions to Seller's Obligations..........................18
6.    Indemnification.........................................................19
   6.1.           Indemnification by Seller...................................19
   6.2.           Indemnification by Buyer and Buyer Parent...................20
   6.3.           Indemnification Procedure...................................20
   6.4.           Limitations on Indemnification..............................21
   6.5.           Payment of Indemnification Claims...........................21
   6.6.           Exclusive Remedy............................................22
7.    Post-Closing Covenants..................................................22
   7.1.           Further Assurances; Cooperation.............................22
   7.2.           Delivery of Assets..........................................22
   7.3.           Books and Records...........................................22
   7.4.           Litigation Support..........................................22
   7.5.           Destruction of Copies of Certain Assets.....................23
   7.6.           Employee Matters............................................23
   7.7.           Non-Competition.............................................24
   7.8.           Non-Solicitation............................................25
   7.9.           Consents....................................................26
8.    Miscellaneous...........................................................26
   8.1.           Governing Law...............................................26
   8.2.           Jurisdiction................................................26
   8.3.           Survival; Termination.......................................26
   8.4.           Notices.....................................................27
   8.5.           Entire Agreement; Amendments................................28
   8.6.           Counterparts................................................28
   8.7.           Headings....................................................28
   8.8.           Public Announcements........................................28
   8.9.           Waiver......................................................28
   8.10.          Binding Effect and Assignment...............................28
   8.11.          Confidentiality.............................................29
   8.12.          Buyer Parent Guarantee......................................29
   8.13.          Expenses....................................................29
   8.14.          No Third Party Beneficiaries................................29
   8.15.          Bulk Sales Laws.............................................29

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                                  EXHIBIT INDEX


EXHIBIT A         Form of Seller Note

EXHIBIT B         Form of Escrowed Note

EXHIBIT C         Bill of Sale

EXHIBIT D         Assumption Agreement

EXHIBIT E         Escrow Agreement

EXHIBIT F         Registration Rights Agreement

EXHIBIT G         Opinion of Ropes & Gray

EXHIBIT H         Opinion of Faegre & Benson



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                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "AGREEMENT") is made as of this 4th day of October, 2001, by and between ACT Teleconferencing, Inc., a Colorado corporation ("BUYER PARENT"), ACT Videoconferencing, Inc., a Minnesota corporation and a wholly-owned subsidiary of Buyer Parent ("BUYER"), and PictureTel Corporation, a Delaware corporation ("SELLER"). The Buyer Parent, Buyer and Seller are collectively referred to herein as the "Parties".

     This Agreement contemplates a transaction in which the Buyer will purchase the tangible and intangible assets described in Section 1.2 below as used in, or necessary for the operation of, the the CSC Operations (as defined below), and will assume certain liabilities thereof, in consideration of the Purchase Price (as defined below). "CSC Operations" shall consist of the following managed video conferencing services provided on a fee for services basis, to the extent and in the form conducted by Seller on the date hereof: (1) multipoint bridging; (2) point-to-point call launching; (3) remote bridge management in which the customer owns the bridge but it is managed remotely; (4) room scheduling done using phone, fax or a web-based interface; and (5) to the extent directly relating to providing the foregoing services (1) through (4), problem management (fault identification, tracking and resolution services), scheduling, event management and video streaming.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements, representations, warranties, and covenants herein contained, the Parties agree as follows.

                         1.   CLOSING

         1.1. CLOSING DATE. Subject to the terms and conditions of this Agreement, the closing (the "CLOSING") of the transactions contemplated hereby shall be held at the offices of counsel to Seller, Ropes & Gray, One International Place, Boston, Massachusetts 02110 no later than five Business Days following the satisfaction or waiver of all conditions to the obligations of the parties contemplated hereby (other than conditions with respect to certificates and other ancillary documents to be delivered at the Closing), or on such other date or at such other location as may be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "CLOSING DATE".

         1.2. SALE OF ASSETS. At the Closing, Seller shall sell to Buyer, free and clear of all liens, mortgages, security interests, encumbrances, pledges, charges, restrictions on transfer, or adverse claims (collectively, "LIENS") other than Liens set forth on PARAGRAPH 1.2 of the Disclosure Schedule, and Buyer shall buy from Seller, all of Seller's right, title and interest in the following (collectively, the "ASSETS"):

                  (a) the assets described on Paragraph 1.2(i) of the Disclosure Schedule;

                  (b) Seller's entire right, title and interest in, to and under the contracts, agreements, licenses, permits, arrangements, permissions, purchase orders taken by Seller that

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are not accounts receivable, and other commitments and arrangements with respect to the CSC Operations identified on PARAGRAPH 1.2(c) of the Disclosure Schedule(the "ASSUMED CONTRACTS");

                  (c) all rights of Seller under express or implied warranties from suppliers or contractors with respect to the Assets;

                  (d) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind arising out of the Assets or the CSC Operations, unless arising out of an Excluded Asset;

                  (e) all existing business and marketing records of the CSC Operations, including accounting and operating records, asset ledgers, inventory records, budgets, databases, customer lists, event calendars, information and data respecting leased or owned equipment, files, books, correspondence and mailing lists, creative, promotional and advertising materials and brochures, and other business records; PROVIDED, HOWEVER, that if any such business or marketing records are not related exclusively to the CSC Operations, Seller shall furnish to Buyer and Buyer shall receive only reasonable access to such business or marketing records;

                  (f) all cash collected after September 30, 2001 for invoices to the extent relating to conferences occurring on or after October 1, 2001.

         1.3. BILL OF SALE; ASSUMPTION AGREEMENT. The sale and delivery of the Assets shall be effected by a Bill of Sale and Assignment in substantially the form of EXHIBIT C (the "BILL OF SALE"), an Assumption Agreement in substantially the form of EXHIBIT D (the "ASSUMPTION AGREEMENT"), and such deeds, endorsements, assignments and other instruments of transfer and conveyance, agreements, and documents as may be reasonably required to effect the provisions of Section 1.2 as may be reasonably requested by Buyer's counsel.

         1.4. NO OTHER LIABILITIES OR OBLIGATIONS ASSUMED. The Buyer shall assume as of the Closing (a) all obligations of the Seller under the agreements, contracts, leases, licenses and other arrangements listed on PARAGRAPH 1.2(c) of the Disclosure Schedule that arise from or relate to periods after September 30, 2001 and (b) the liabilities set forth on PARAGRAPH 1.4 of the Disclosure Schedule (together, the "ASSUMED LIABILITIES"), which Assumed Liabilities Buyer hereby assumes. Other than the Assumed Liabilities, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transaction contemplated hereunder or otherwise, any debts, liabilities (contingent or otherwise) or obligations of Seller or the CSC Operations of any nature whatsoever, whether the same are direct or indirect, fixed or contingent, or known or unknown, whether arising under an agreement or contract or otherwise. Notwithstanding any other provision of this Agreement, the Assumed Liabilities shall not include any liabilities or obligations of Seller with respect to accounts payable and payment obligations incurred in the conduct of the CSC Operations through and including September 30, 2001. Buyer shall forever defend, indemnify and hold harmless Seller from and against any and all liabilities, obligations, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from Buyer's failure to fully perform and discharge the responsibilities of Seller with respect to the Assumed Liabilities. Buyer further agrees to pay and discharge all such liabilities and obligations as they become due.

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         1.5.     EXCLUDED ASSETS. Anything to the contrary notwithstanding, the Assets shall not include any of the following rights, properties or assets (collectively, the "EXCLUDED ASSETS"):

                  (a) all accounts receivable and other rights to receive payment generated in the conduct of the CSC Operations through and including September 30, 2001; and

                  (b) the assets described in PARAGRAPH 1.5(b) of the Disclosure Schedule.

         1.6. PURCHASE PRICE; PAYMENT. The consideration to be paid by Buyer for the Assets (the "PURCHASE PRICE") shall consist of:

                           (i) 769,231 shares of the common stock of Buyer Parent, no par value (the "COMMON STOCK");

                           (ii)     $1,000,000 cash (the "CASH PAYMENT");

                           (iii) promissory notes issued by Buyer Parent in favor of Seller (each individually a "NOTE"), in the combined aggregate original principal amount of $2,500,000; and

                           (iv)     Buyer's assumption of the Assumed
         Liabilities.

                  (b) DELIVERY OF SHARES AND THE NOTES. At the Closing, Buyer shall, subject to the provisions of Section 1.6(a):

                           (i)      deliver to Seller (A) a certificate
         representing 692,308 shares of Common Stock, (B) ninety percent (90%) of the Cash Payment required under Section 1.6(a)(ii) by wire transfer of immediately available funds pursuant to wire transfer instructions delivered by Seller to Buyer; and (C) a Note in the original principal amount equal to ninety percent 90% of the Notes issuable under Section 1.6(a)(iii) in the form of EXHIBIT A (the "SELLER NOTE");

                           (ii) deliver to State Street Bank and Trust Company, as escrow agent (the "ESCROW AGENT"), (A) 76,923 shares of Common Stock (the "ESCROWED SHARES"); (B) ten percent (10%) of the Cash Payment required under Section 1.6(a)(ii) (the "ESCROWED CASH"); and
         (C) a Note in the original principal amount equal to ten percent (10%) of the Notes issuable under Section 1.6(a)(iii) in the form of EXHIBIT B (the "ESCROWED NOTE"), each of which is to be held in escrow to secure Seller's indemnification obligations under this Agreement pursuant to the terms of an Escrow Agreement in the form of EXHIBIT E (the "ESCROW AGREEMENT").

                  (c) ALLOCATION. Within 30 days following the Closing Date, Buyer and Seller (which approval Seller shall not unreasonably withhold), shall mutually agree upon and prepare and finalize a schedule setting forth an allocation of the consideration described in Section 1.6(a) among the Assets (the "ALLOCATION SCHEDULE"). Each party agrees to report the transactions contemplated hereby for federal income tax and all other tax purposes (including, without limitation, for purposes of Section 1060 of the Internal Revenue Code of 1986 (the "Code")) in a manner consistent with the Allocation Schedule, and in accordance with all applicable rules and

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regulations, and to take no position inconsistent with the allocation set forth therein in any administrative or judicial examination or other proceeding. Each of Buyer and Seller shall timely file the appropriate forms in accordance with the requirements of Section 1060 of the Code and this Section.

         1.7. PURCHASE OF SHARES BY BUYER. In the event Buyer Parent issues debt or equity securities to non-Affiliates (as defined in the Securities Act of 1933, as amended) prior to the second anniversary of the Closing Date, the proceeds of which (gross of underwriting commissions, discount and expenses) exceed $5,000,000, other than in a firm commitment registered public offering, (a "FINANCING EVENT"), Buyer Parent shall, within ten (10) days of such consummation, provide written notice (the "Notice") to Seller of the occurrence of the Financing Event. Within ten (10) days from Seller's receipt of the Notice, Seller may require Buyer Parent to purchase from Seller shares of Common Stock received as part of the Purchase Price, at a price equal to (i) in the case of a Financing Event involving the sale of Common Stock of the Buyer Parent, the purchase price of the Common Stock sold therein, or (ii) in the case of any other Financing Event, the price equal to the average of the closing sale prices of the Common Stock on the Nasdaq National Market during the five (5) trading days immediately preceding the date of the Financing Event; PROVIDED, HOWEVER, that in no event shall Buyer Parent be obligated to use greater than twenty percent (20%) of Buyer Parent's aggregate proceeds from the Financing Event for such repurchase. In the event of a Financing Event within two years of the Closing Date, Buyer Parent shall have the right to purchase from Seller up to one hundred percent (100%) of the Common Stock received as part of the Purchase Price provided that the consideration Seller receives for such Common Stock (net of any underwriting commissions, discounts and expenses) as calculated above is an amount equal to or greater than $7.00 per share (as appropriately adjusted for stock splits, stock combinations, stock dividends and recapitalizations).

                  2.   REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer and Buyer Parent, subject to such exceptions as are disclosed in the disclosure schedule supplied by Seller to Buyer Parent (the "Seller Disclosure Schedule") dated as of the date hereof, as follows (notwithstanding anything to the contrary contained herein, Seller is not making any representation or warranty with respect to the Excluded Assets or Excluded Liabilities):

         2.1. ORGANIZATION AND STANDING. Seller (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has full right, power and authority to enter into and perform and do all things contemplated under this Agreement necessary to give effect to the provisions of this Agreement, to own and lease the Assets and to carry on and operate the CSC Operations as now being conducted and proposed to be conducted by it under existing agreements, (c) is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of the Assets or nature of the CSC Operations requires such qualification, except to the extent that the failure to be so qualified or licensed would not have a material adverse effect on the CSC Operations or Assets, and (d) except as set forth on Paragraph 2.1 of the Disclosure Schedule, does not own any of the Assets, and does not conduct any of the CSC Operations, through any other corporation, limited liability company, partnership or other entity.

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         2.2.     AUTHORIZATION AND BINDING OBLIGATIONS. The execution,
delivery and performance by Seller of this Agreement have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

         2.3. NO CONTRAVENTION. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Seller does not (a) violate any provision of the certificate of incorporation or bylaws of Seller, (b) conflict with, result in the breach of, or constitute a default under, or result in the creation of any Lien upon any of the Assets, or require any authorization, consent, approval, exemption or other action by or notice to any third party, court or other governmental or administrative body, under the provisions of any agreement (including, without limitation, the Merger Agreement (as defined below)) or other instrument to which Seller is a party or by which any of the Assets are bound or affected or (c) violate any laws, regulations, orders or judgments applicable to Seller, except in each of clause (b) and (c), where the conflict, breach, default, Lien, violation or failure to give or receive such authorization, consent, approval, exemption or other action would not have a material adverse effect on the CSC Operations or Assets or on Seller's ability to consummate the transactions contemplated by this Agreement (a "MATERIAL ADVERSE EFFECT").

         2.4. COMPLIANCE WITH LAWS. Seller has complied with, and is now in compliance with, all material laws, rules, regulations, orders, judgments and decrees of any governmental, regulatory or administrative body, agency or authority, or any court or judicial authority (each, an "AUTHORITY") applicable to the CSC Operations. Seller possesses each material franchise, license, permit, authorization, certification, consent, variance, permission, order or approval of or from any Authority, and has filed all filings, notices or recordings with any such Authority (collectively, "LICENSES") material to, or necessary for the conduct of, the CSC Operations and is in compliance with each of such Licenses, except to the extent that the failure to comply would not have a Material Adverse Effect. Each such License is identified on PARAGRAPH 2.4 of the Disclosure Schedule. No proceeding or other action is pending or, to the best knowledge of Seller, threatened, to revoke, amend, or limit any License.

         2.5. TAX MATTERS. Seller has, within the times and in the manner prescribed by law, filed all required tax returns, including sales and use tax returns, has paid or provided for all taxes, including sales and use taxes owed by Seller, with respect to the CSC Operations (whether or not shown on any tax return to be due and owing by it), has paid or provided for all deficiencies or other assessments of taxes, interest or penalties owed by it, and all such tax returns were correct and complete in all material respects when filed. No taxing Authority has asserted any claim for the assessment of any additional taxes of any nature with respect to any periods covered by any such tax returns, and all taxes or other charges required to be withheld or collected by Seller with respect to the CSC Operations have been duly withheld or collected and, to the extent required, have been paid to the proper taxing Authority or properly segregated or deposited as required by law.

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         2.6.     EMPLOYEE BENEFIT PLANS; ERISA; EMPLOYEES.

                  (a) As used in this Agreement, the term "ERISA AFFILIATE" means any person or entity (whether or not incorporated) which, by reason of its relationship with Seller or a subsidiary is required to be aggregated with Seller or a subsidiary under Sections 414(b), 414(c), 414(m) or 414(o) of the Code, or which, together with Seller or a subsidiary is a member of a controlled group within the meaning of Section 4001(a) of ERISA.

                  (b) PARAGRAPH 2.6(b) of the Disclosure Schedule lists each "employee benefit plan" as defined in Section 3(3) of ERISA and each other employment severance, deferred compensation, incentive, fringe benefit, change in control, retention, stock option or other equity based or other compensatory or benefit plan, policy, agreement or arrangement that (i) is maintained, administered, contributed to or required to be contributed to by Seller, or its ERISA Affiliates or to which Seller or any ERISA Affiliate is a party, and (ii) covers any current or former employee or other personnel of Seller or any of its ERISA Affiliates who provides or has provided services to or in connection with the CSC Operations. Each such plan, policy, agreement or arrangement is herein referred to as an "EMPLOYEE BENEFIT PLAN." Copies of the Employee Benefit Plans, including, but not limited to, any trust instruments, insurance contracts and all amendments thereto have been delivered or made available to Buyer. At no time within the six (6) year period ending on the date hereof has the Seller or any of its ERISA Affiliates been obligated to contribute to or a participating employer under a multiemployer plan within the meaning of Section 3(37) of ERISA or an employee pension plan covered by Title IV of ERISA, Section 302 of ERISA or
Section 412 of the Code.

                  (c) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code except to the extent that the failure to perform such acts would not have a Material Adverse Effect.

                  (d) PARAGRAPH 2.6(d) of the Disclosure Schedule contains a true and complete list of all employees of Seller who are employed or performing services in the CSC Operations worldwide (collectively, the "CSC OPERATIONS EMPLOYEES") on the date hereof, the title and rate of compensation of each CSC Operations Employee, the amount of any accrued bonuses, sick leave, maternity leave and other leave for such personnel as of the date hereof, and the amount of any accrued vacation for such personnel not located in the Asia Pacific Region. Seller is not in default with respect to any withholding or other employment taxes or payments with respect to accrued vacation or severance pay on behalf of any CSC Operations Employee or independent contractor for which it is obligated on the date hereof, and has made all such necessary payments or adjustments arising through the date hereof. Seller has not instituted any "freeze" of, or delayed or deferred the grant of, any cost-of-living or other salary adjustment for any CSC Operations Employee. PARAGRAPH 2.6(d) of the Disclosure Schedule lists the name, title and rate of compensation of each employee of the CSC Operations whose employment was terminated within 90 days prior to the date hereof. Seller has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices with respect to the CSC Operations. No employee or independent contractor of the CSC Operations has filed or, to the knowledge of Seller, threatened

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any claims against Seller relating to employment or similar matters
(including, without limitation, compensation and benefits) with Seller with respect to the CSC Operations. There are not in existence or, to the knowledge of the Seller, threatened any work stoppages respecting employees or independent contractors of Seller with respect to the CSC Operations or unfair labor practice complaints against Seller with respect to the CSC Operations. Seller is not a party to any collective bargaining agreement, no representation question exists respecting the CSC Operations Employees and no collective bargaining agreement is currently being negotiated by Seller covering its employees, nor is any grievance procedure or arbitration proceeding pending under any collective bargaining agreement and no claim therefor has been asserted. Seller has not received notice from any union or any employee setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions. There have been no audits of the equal employment opportunity practices of Seller, nor does any basis for any such audit exist.

         2.7. LITIGATION. No material adverse claim, dispute, governmental investigation, suit, action, arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, is pending or, to the knowledge of the Seller, threatened by or against the Seller relating to the CSC Operations or the Assets.

         2.8.     AGREEMENTS.

                  (a) PARAGRAPH 2.8 of the Disclosure Schedule sets forth a true and complete list of all agreements that involve, in any six (6) month period, payments by Seller in excess of $15,000 individually or $30,000 in the aggregate, or material commitments (including guarantees of any indebtedness) or material instruments binding Seller as of the date hereof with respect to the CSC Operations or the Assets. True and complete copies of each such agreement, commitment or instrument have been delivered or made available to Buyer or Buyer Parent.

                  (b) To the knowledge of Seller, each Assumed Contract is the valid and binding obligation of the other contracting party, enforceable in all material respects in accordance with its terms against the other contracting party, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws and by general principles of equity, has not been cancelled in whole or in part and is in full force and effect.

                  (c) Seller has fulfilled all material obligations required to have been performed by it prior to the date hereof with respect to each Assumed Contract.

                  (d) To the knowledge of Seller, no other contracting party to any Assumed Contract is now in breach thereof, and there are not now, nor have there been in the twelve (12) month period prior to the date hereof, any material disputes between Seller and any other contracting party to any Assumed Contract.

                  (e) Each Assumed Contract shall be validly assigned to Buyer at Closing.

                  (f) PARAGRAPH 2.8(f) of the Disclosure Schedule sets forth a true and complete list of each proposed agreement, commitment, arrangement, or other understanding relating to the CSC Operations or the Assets under current discussion between Seller and any third party

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that would, or reasonably could be expected to, be required to be disclosed pursuant to any provision of this Agreement, if same had been executed prior to and remained in effect as of the date hereof. True and complete copies of the most recent draft of each such agreement and all other documents evidencing the current state of such discussions have been delivered or made available to Buyer or Buyer Parent.

         2.9.     SUPPLIERS AND CUSTOMERS. PARAGRAPH 2.9 of the Disclosure
Schedule is a true and complete list of (a) the suppliers of goods or services to the CSC Operations in an amount in excess of $15,000 individually or $30,000 in the aggregate within the six (6) months prior to June 30, 2001, and (b) customers with whom Seller has done business with respect to the CSC Operations within six (6) months prior to June 30, 2001. As of the date hereof, no person listed in PARAGRAPH 2.9 of the Disclosure Schedule has canceled or otherwise terminated its relationship with Seller.

         2.10. TANGIBLE PROPERTY. Seller has good and marketable title to each item of tangible personal property that is an Asset, free and clear of all Liens, and, with immaterial exceptions, each such item of tangible personal property is in good operating condition and repair (ordinary wear and tear excepted). PARAGRAPH 2.10 of the Disclosure Schedule contains a complete and accurate list setting forth a description of each item of tangible property that is an Asset, and describes the nature of Seller's interest in any Asset listed thereon that is not owned entirely by Seller free and clear of any Lien.

         2.11. INTELLECTUAL PROPERTy. Seller owns, Buyer shall receive at Closing, and Seller's intellectual property includes, all assets described in
Section 1.2(b) used in or necessary for the operation of the CSC Operations. PARAGRAPH 2.11 of the Disclosure Schedule sets forth all registered trademarks and service marks, all reserved trade names, all registered copyrights, and all issued patents, and all applications therefor, used in or necessary for the operation of the CSC Operations.

                  (a) PARAGRAPH 2.11(a) of the Disclosure Schedule sets forth the form and placement of the proprietary legends and copyright notices displayed in or on any of the Assets, or any software programs included in the Assets. In no instance has the eligibility of such software programs for protection under applicable copyright law been forfeited to the public domain.

                  (b) There has been no material unauthorized disclosure of any trade secrets of the CSC Operations by any person or entity. The source code and system documentation relating to any software programs included in the Assets have been disclosed by Seller only on a confidential basis and only to employees, consultants, vendors, suppliers and customers having "a need to know" the contents thereof.

                  (c) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of Seller's proprietary software programs, technical documentation, or intellectual property with respect to the Assets and CSC Operations, either (i) have been party to a "work-for-hire" arrangement or agreement with Seller that by its terms accords to Seller ownership of all tangible and intangible property thereby arising in accordance with applicable federal and state law, or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that by their terms convey to Seller ownership of all tangible and intangible property thereby arising.

                  (d) No intellectual property right or other claims have been asserted by any person or entity to the use of any Asset. To the knowledge of Seller, the use of any Asset by Seller does not infringe on the intellectual property rights or other rights of any person or entity.

                  (e) Seller has good and marketable title to or valid leasehold interest in, each intangible Asset, including, but not limited to, each item of intellectual property used in and material to, or necessary for the operation of, the CSC Operations, free and clear of any Lien.

         2.12. THIRD-PARTY PROGRAMS, RIGHTS, ETC. Seller has validly and effectively obtained the right and license to use the third-party programs included in the Assets and, with respect to such third-party programs, such other rights and licenses as provided for under the agreements relating thereto, and, except as set forth on PARAGRAPH 2.12 of the Disclosure Schedule, Seller has the right to assign and transfer to Buyer the foregoing rights and licenses.

                  (a) Seller has not granted, transferred, or assigned any right, title or interest in or to any Asset to any person or entity. There are no contracts, agreements, licenses, and other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of any material Asset by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

         2.13. FINANCIAL STATEMENTS OF THE CSC OPERATIONS. Attached hereto as PARAGRAPH 2.13 of the Disclosure Schedule are true, correct and complete copies of unaudited statements of income of the CSC Operations for the quarters ended June 30 and March 31, 2001, and for the year ended December 31, 2000 (the "FINANCIAL STATEMENTS"), prepared by Seller. The Financial Statements are correct in all material respects and have been prepared in accordance with generally accepted accounting principles, consistently applied by Seller ("GAAP"), except that the Financial Statements may lack footnotes. The Financial Statements present fairly in all material respects the financial condition, operating results and cash flows of the CSC Operations as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance.

         2.14. CERTAIN TRANSACTIONS. Since June 30, 2001, Seller has conducted the CSC Operations in the ordinary course consistent with past practice and has not, in any manner with respect to the CSC Operations:

                  (a) entered into any transaction, contract or commitment individually involving payments in excess of $50,000 (other than this Agreement or as disclosed in PARAGRAPH 2.8 of the Disclosure Schedule);

                  (b) except in the ordinary course of business consistent with past custom and practice, including as to quantity and frequency, incurred or paid any liability or obligation, incurred any indebtedness for borrowed money or assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, corporation or other entity;

                  (c) entered into or amended any employment, consulting or other agreement with, increased any compensation payable to, awarded any bonus to, made any loan to, paid any expense or contribution on behalf of, given any gift to, or otherwise conferred any benefit (directly or indirectly) upon, any of its officers, employees, shareholders or consultants, except in the ordinary course of business consistent with past custom and practice including as to quantity and frequency;

                  (d) made any capital expenditures in excess of $25,000 other than those made the ordinary course of business, consistent with past custom and practice;

                  (e) sold, transferred, leased, assigned or otherwise disposed of any asset or properties of the CSC Operations, except in the ordinary course of business, consistent with past custom and practice;

                  (f) created or assumed or permitted to be created or assumed any Lien affecting any asset or properties of the CSC Operations;

                  (g) made any tax election or settled or compromised any federal, state, local or other tax liability either not in accordance with past practice, or which has had or could reasonably be expected to have a material adverse effect upon the CSC Operations or the Assets;

                  (h) taken any action that was intended or may reasonably be expected to result in any of the representations and warranties set forth in this Agreement being or becoming untrue;

                  (i) made a material change in the methods of accounting in effect at June 30, 2001, except as required by GAAP;

                  (j) except in the ordinary course of business consistent with past practice and custom, created, renewed, amended or terminated or given notice of a proposed renewal, amendment of termination of, any material contract, agreement or lease for goods or services to which Seller is a party or by which Seller or any of the Assets are bound; or

                  (k)      agreed to do any of the foregoing.

         2.15. NO UNDISCLOSED LIABILITIES. Except as set forth on the Schedules to this Agreement, as of the date hereof, to Seller's knowledge, Seller has no direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations or responsibilities, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, relating to the CSC Operations, except for (a) liabilities set forth in the Financial Statements or in the notes thereto and (b) liabilities which have arisen since June 30, 2001 in the ordinary course of business.

         2.16. INTERESTED PARTY TRANSACTIONS. Neither Seller nor any officer of Seller has (i) an interest in any entity that furnished or sold, or furnishes or sells, services, products or technology that the CSC Operations furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the CSC Operations, any goods or services, or (iii) a beneficial interest in any agreements of the CSC Operations; PROVIDED, HOWEVER, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this PARAGRAPH 2.16 of the Disclosure Schedule.

         2.17. ASSETS. Except for the Excluded Assets, the Assets are all of the assets, properties, goodwill, and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located, used in and material to, or necessary for the operation of, the CSC Operations.

         2.18. SECURITIES ACT MATTERS. Seller acknowledges that its representations and warranties contained herein are being relied upon by Buyer as a basis for the exemption of the issuance of the Shares hereunder from the registration requirements of the Securities Act and any applicable state securities laws.

                  (a) Seller understands that (i) when issued, the Shares will not be registered under the Securities Act or any state securities laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.

                  (b) Seller is acquiring the Shares for its own account and not with a view to, or for sale in connection with, directly or indirectly, any distribution thereof that would require registration under the Securities Act or applicable state securities laws or would otherwise violate the Securities Act or such state securities laws.

                  (c) Seller has relied upon independent investigations that it and its representatives have made and is fully familiar with the business, results of operations, financial condition, prospects and other affairs of Buyer Parent and realizes that the Shares are a speculative investment involving a high degree of risk for which there is no assurance of any return.

                  (d) Seller has such knowledge and experience in financial and business affairs, including investing in companies similar to Buyer Parent, and is capable of determining the information necessary to make an informed investment decision, of requesting such information from Buyer Parent, and of utilizing the information that it has received from Buyer or Buyer Parent to evaluate the merits and risks of its investment in the Shares and is able to bear the economic risk of its investment in the Shares, and understands that it must do so for an indefinite period of time.

                  (e) Seller and its attorneys, accountants, investment and financial advisors, if any, have been provided access to such information about Buyer Parent as it or its advisors, if any, have requested.

                  (f) Seller is an "accredited investor" as defined in Regulation D under the Securities Act.

                  (g) Seller understands that the Shares will bear the following legend (or a substantially similar legend):

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

         2.19. BROKERS OR FINDERS. Except for Seller's engagement of Robertson Stephens Inc., Seller has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Seller shall indemnify and hold Buyer and Buyer Parent harmless with respect to any claim by any broker, agent, or finder claiming to have acted on behalf of Seller, respecting the subject matter hereof.

         2.20. INFORMATION FURNISHED BY SELLER. To Seller's knowledge, no information furnished by or on behalf of Seller to Buyer or Buyer Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in the light of the circumstances under which it was made, not misleading. To Seller's knowledge, all written information, in whatever form, furnished by Seller to Buyer or Buyer Parent was true and correct as of the date so furnished and, except as the accuracy thereof is affected by the passage of time, remains true and correct in all material respects as of the date hereof.

         3.   REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT.

         Buyer and Buyer Parent jointly and severally represent and warrant to Seller as follows:

         3.1. ORGANIZATION AND STANDING. Each of Buyer and Buyer Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate right, power and authority to enter into and perform and do all things contemplated under this Agreement necessary to give effect to the provisions of this Agreement.

         3.2. AUTHORIZATION AND BINDING OBLIGATIONS. The execution, delivery and performance by Buyer and/or Buyer Parent, as the case may be, of this Agreement, the Note, the Registration Rights Agreement and each other agreement and instrument entered into in connection herewith or therewith (collectively, the "TRANSACTION AGREEMENTS") has been duly and validly authorized by all necessary corporate action, including approval of the entire transaction by the requisite vote of the respective board of directors of Buyer and Buyer Parent. Each of the Transaction Agreements has been duly executed and delivered by Buyer and/or Buyer Parent and constitutes the valid and binding agreement of such party, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

         3.3. NO CONTRAVENTION. The execution, delivery and performance of each of the Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by Buyer and by Buyer Parent do not (a) violate any provision of the articles of incorporation or bylaws of Buyer or Buyer Parent, (b) conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party, court or other governmental or administrative body, under the provisions of any agreement or other instrument to which Buyer or Buyer Parent, as the case may be, is a party or by which the property of Buyer or Buyer Parent is bound or affected, or (c) violate any laws, regulations, orders or judgments applicable to Buyer.

         3.4. ISSUANCE OF THE SHARES. Upon issuance, the Shares shall be validly issued, fully paid and non-assessable and shall be free and clear of any Liens, except that the Escrowed Shares shall be subject to the provisions of the Escrow Agreement.

         3.5.     SEC FILINGS. The Common Stock is registered pursuant to
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and Buyer Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Exchange Act (except for the form 10-Q for the quarterly period ended June 30, 2001 which was filed one day after the applicable deadline), including material filed pursuant to Section 13(a) or 15(d) thereof. Buyer Parent has delivered or made available to Seller true and complete copies of the following documents (the "SEC DOCUMENTS") filed with the SEC:

                  (a) Annual Report of Buyer Parent on Form 10-K for the year ended December 31, 2000;

                  (b) Quarterly Reports of Buyer Parent on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 (and any supplement thereto);

                  (c) Proxy statements (and the supplement thereto) of Buyer Parent in connection with its Annual Meeting of Stockholders held on June 28, 2001 and in connection with its Special Meeting of Stockholders scheduled for November 2, 2001; and

                  (d) Each Current Report of Buyer Parent on Form 8-K filed after December 31, 2000.

                           Neither Buyer nor Buyer Parent has provided Seller
any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by Buyer but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning Buyer Parent, and no event or circumstance has occurred which would require Buyer to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading on the date hereof but which has not been so disclosed.

         3.6.     BROKERS OR FINDERS. Except for Buyer's engagement of
Stifel, Nicolaus & Company, Inc., neither Buyer nor Buyer Parent has incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Buyer or Buyer Parent, as the case may be, shall indemnify and hold Seller harmless with respect to any claim by any broker, agent, or finder claiming to have acted on behalf of Buyer or Buyer Parent respecting the subject matter hereof.

         3.7. INFORMATION FURNISHED TO SELLER. To the knowledge of Buyer and Buyer Parent, no information furnished by or on behalf of Buyer or Buyer Parent to Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in the light of the circumstances under which it was made, not misleading. To the knowledge of Buyer and Buyer Parent, all written information, in whatever form, furnished by Buyer or Buyer Parent to Seller was true and correct as of the date so furnished and, except as the accuracy thereof is affected by the passage of time, remains true and correct in all material respects as of the date hereof.

         3.8. REGISTRATION RIGHTS. Except pursuant to agreements listed on PARAGRAPH 3.8 of the Disclosure Schedule, true and correct copies of which have been provided to Seller, there are no registration rights and no voting trust, proxy, rights plan, stockholder or other agreement or understanding to which Buyer Parent or any of its subsidiaries is a party or by which they are bound.

                  4.   ADDITIONAL AGREEMENTS PRIOR TO THE CLOSING

         Between the date hereof and the Closing Date:

         4.1. EMPLOYEES. Seller shall (a) not hire any additional CSC Operations Employee without Buyer's Parent prior written consent; (b) not grant any pay raises or increases in benefits to any CSC Operations Employees; (c) notify each CSC Operations Employee (and any CSC Operations Employee hired after the date hereof) of Seller's intent that his or her employment by Seller shall be terminated as of the Closing and whether or not such Employee shall be hired by Buyer or Buyer Parent; (d) use its reasonable commercial efforts to retain the CSC Operations Employees identified on PARAGRAPH 7.6(b) of the Disclosure Schedule; (e) pay all accrued salary, vacation and bonuses to each CSC Operations Employee (and each CSC Operations Employee hired after the date hereof) through September 30, 2001 (it being understood that Buyer shall be responsible for all such amounts accruing thereafter); and (f) use commercially reasonable efforts to comply with all applicable laws pertaining to the discharge of CSC Operations Employees. Attached hereto as PARAGRAPH 7.6(b) of the Disclosure Schedule (the "OFFEREE SCHEDULE") is the list of those CSC Operations Employees who will receive offers of employment from Buyer or Buyer Parent for the period beginning as of the Closing.

         4.2. CONTROL AND CONDUCT OF THE CSC OPERATIONS. Except to the extent of the acquisition of Seller by Polycom, Inc., Seller shall use its reasonable commercial efforts to remain in control of the Assets at all times prior to the Closing Date, and shall conduct the CSC Operations and the Assets in the ordinary course of business consistent with present practices and shall use commercially reasonable efforts to preserve such business (except as otherwise required by this Agreement).

         4.3. CERTAIN TRANSACTIONS. Seller shall not, without the prior written consent of Buyer Parent, engage in or agree to engage in any conduct that would constitute a breach of Section 2.14.

         4.4. INSURANCE. Seller shall cause to be maintained in effect through the Closing Date property damage, liability and other insurance of comparable type, amount and coverage as that in effect on the date of this Agreement with respect to the Assets.

         4.5. PERFORMANCE OF ASSUMED CONTRACTS. Seller shall perform in all material respects the obligations required to be performed by it under the Assumed Contracts consistent with Seller's past practices, and, without the prior written consent of Buyer Parent, shall not amend in any respect or unilaterally terminate any such Assumed Contract or waive any material right under any such Assumed Contract.

         4.6. CONSENTS. Seller shall use its reasonable commercial efforts to obtain all written consents which are required under the Assumed Contracts; provided that Seller shall not be required to make any payments to obtain such consents. Buyer and Buyer Parent shall cooperate with Seller to the extent reasonably necessary to obtain any such written consent.

         4.7. ACCESS TO INFORMATION. Seller shall furnish Buyer Parent and its authorized representatives reasonable access to Seller's books, records and other information, concerning the Assets and the CSC Operations, including, without limitation, access to Seller's officers, auditors, counsel and other representatives primarily involved in the CSC Operations; PROVIDED, HOWEVER, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and minimize interference with the normal business and operations of Seller.

         4.8. NOTICE OF EVENTS. The Parties shall promptly provide to each other written notice of:

                  (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any breach of any term or provision of this Agreement on the part of the notifying party;

                  (b) Any action, suit or proceeding challenging the sale or assignment of the Assets or the transactions contemplated by this Agreement;

                  (c) Any notice or other communication from any Authority or other third party alleging that the consent of such Authority or other third party is or may be required in connection with the transactions contemplated by this Agreement; and

                  (d) Any other development which would prevent or raise a material doubt about the possibility of the satisfaction of any condition to Closing of such notifying party set forth in Section 5; PROVIDED HOWEVER, that the delivery of any notice pursuant to this Section 4.8 shall not (1) limit or otherwise affect any remedies available to the party receiving such notice or (2) constitute an acknowledgement or admission of a breach of this Agreement.

         4.9. UPDATING OF DISCLOSURE SCHEDULE. The Seller may (but will not be required to), from time to time prior to or on the Closing Date, by notice in accordance with this Agreement, supplement or amend the Disclosure Schedule, including without limitation one or more supplements or amendments to correct any matter which would otherwise give rise to a breach of any representation, warranty or covenant herein contained, solely to the extent such matter arose after the execution of this Agreement. If a supplement or amendment of the Disclosure Schedule is issued, which supplement or amendment results in a material change to the representations and warranties of the Seller contained in this Agreement, then the Buyer or Buyer Parent shall have the right prior to Closing to terminate this Agreement, with such termination being its sole remedy relating to matters set forth in amendments or supplements to the Disclosure Schedule. Notwithstanding any other provision hereof but subject to the immediately preceding sentence, each supplement or amendment of the Disclosure Schedule (to that extent permitted by the second sentence of this paragraph) will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant relating to the Disclosure Schedule which shall thereafter be deemed to have read at all times as so supplemented and amended.

         4.10. ACCESS TO CSC OPERATION EMPLOYEES. Seller shall furnish Buyer Parent reasonable access to those CSC Operation Employees listed in PARAGRAPH 7.6(b) of the Disclosure Schedule for the purpose of discussing matters relating to such person's potential employment with Buyer Parent; PROVIDED, HOWEVER, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and minimize interference with the normal business and operations of Seller.

                 5.   CLOSING CONDITIONS AND DELIVERIES

         5.1. CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer and Buyer Parent under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, except such conditions as may be waived by Buyer in writing:

                  (a) DELIVERY OF ANCILLARY DOCUMENTS. Seller shall have delivered to Buyer the following ancillary documents, duly executed by Seller:

                           (i) the Bill of Sale (provided that Buyer may direct that all or part of the Assets shall be conveyed to Buyer Parent or to any wholly-owned subsidiary of Buyer Parent);

                           (ii)     the Assumption Agreement;

                           (iii)    the Escrow Agreement;

                           (iv) the Registration Rights Agreement between Buyer Parent and Seller (the "REGISTRATION RIGHTS AGREEMENT") in substantially the form of EXHIBIT F;

                           (v) a Transition Services Agreement (the "TRANSITION SERVICES AGREEMENT") which shall be in form and substance reasonably satisfactory to each of Seller and Buyer Parent;

                           (vi) an opinion of counsel in substantially the form of EXHIBIT G;

                           (vii)    the consents referred to in Schedule 2.3;
         and

                           (viii) such other instruments of sale, transfer, conveyance or assignment as Buyer and its counsel reasonably shall have requested prior to the Closing Date for the sale, transfer, conveyance and assignment of the Assets to Buyer as contemplated by this Agreement.

                  (b) SECRETARY'S CERTIFICATE. Seller shall have delivered to Buyer a certification of the secretary of Seller, dated the Closing Date, (i) attaching resolutions of the board of directors of Seller in connection with the authorization and approval of the execution, delivery and performance by Seller of this Agreement and documents ancillary hereto to which Seller is a party, certified as being in full force and effect as of the Closing Date; and (ii) setting forth the incumbency of the officers of Seller who have executed and delivered this Agreement and each of the documents ancillary hereto to which Seller is a party, including therein a signature specimen of each such officer.

                  (c) NO LITIGATION OR LEGAL PROHIBITION. There shall not be any order of any Authority in effect or any material action, suit or proceeding pending or overtly threatened which, if determined adversely, would prohibit consummation of any of the transactions contemplated hereby or which would make the consummation of such transactions unlawful.

                  (d) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by the Seller contained in this Agreement or in any ancillary document delivered by Seller to Buyer or Buyer Parent pursuant to this Agreement that are qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for changes contemplated or expressly permitted by, or caused directly by the performance by the Seller of its obligations under, this Agreement) and for those representations and warranties which address matters as of a specified date (which shall have been true and correct in all respects as of such specified date if not qualified as to materiality and true and correct in all material respects as of such specified date if not so qualified by materiality).

                  (e) COMPLIANCE WITH AGREEMENT. All covenants, agreements and conditions of this Agreement to be performed or complied with by Seller on or prior to the Closing shall have been duly performed or complied with in all material respects.

                  (f) OFFICER'S CERTIFICATE. Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, certifying that the conditions specified in Sections 5.1(c), (d) and (e) hereof have been fulfilled in all material respects.

                  (g) GOOD STANDING CERTIFICATES. Seller shall have delivered to Buyer certificates, dated as of the Closing Date or within three
(3) Business Days prior to the Closing Date, executed by the proper official in each jurisdiction, as to the good standing of Seller in the State of Delaware and in The Commonwealth of Massachusetts.

         5.2. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, except such conditions as may be waived by Seller in writing:

                  (a) DELIVERY OF SHARES. Buyer Parent shall have delivered to Seller a certificate representing the portion of the Shares set forth in Section 1.6(b)(i)(A), and shall have delivered to the Escrow Agent the Escrowed Shares.

                  (b) DELIVERY OF THE NOTES. Buyer Parent shall have delivered to Seller the Note contemplated in Section 1.6(b)(i)(B), and shall have delivered to the Escrow Agent the Escrowed Note.

                  (c) DELIVERY OF CASH. Buyer Parent shall have delivered to Seller the cash payment as contemplated in Section 1.6(b)(i)(C), and shall have delivered to the Escrow Agent the Escrowed Cash.

                  (d) DELIVERY OF SEVERANCE COSTS PAYMENT. Buyer Parent shall have delivered to Seller the Severance Costs Payment as contemplated in
Section 7.5(e).

                  (e) DELIVERY OF ANCILLARY DOCUMENTS. Buyer and Buyer Parent shall have delivered to Seller the following ancillary documents, duly executed by Buyer and Parent:

                           (i)      the Assumption Agreement;

                           (ii)     the Escrow Agreement;

                           (iii)    the Registration Rights Agreement;

                           (iv) the Transition Services Agreement, which shall be in form and substance reasonably satisfactory to each of Seller and Buyer Parent;

                           (v) an opinion of counsel in substantially the form of EXHIBIT H.

                  (f) SECRETARY'S CERTIFICATES. Each of Buyer and Buyer Parent shall have delivered to Seller a certification of the secretary of Buyer or Buyer Parent, as the case may be, dated the Closing Date, (i) attaching resolutions of the board of directors of such party in connection with the authorization and approval of the execution, delivery and performance of this Agreement and of all documents ancillary hereto to which such Buyer or Buyer Parent is a party, certified as being in full force and effect as of the Closing Date; and (ii) setting forth the incumbency of the respective officers who have executed and delivered this Agreement and each of the documents ancillary hereto to which such Buyer or Buyer Parent is a party, including therein a signature specimen of each such officer.

                  (g) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by the Buyer or Buyer Parent contained in this Agreement or in any ancillary document delivered by Buyer or Buyer Parent to Seller pursuant to this Agreement that are qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for changes contemplated or expressly permitted by, or caused directly by the performance by the Buyer or Buyer Parent of its obligations, under this Agreement and for those representations and warranties which address matters as of a specified date (which shall have been true and correct in all respects as of such specified date if not qualified as to materiality and true and correct in all material respects as of such specified date if not so qualified by materiality).

                  (h) COMPLIANCE WITH AGREEMENT. All covenants, agreements and conditions of this Agreement to be performed or complied with by Buyer or by Buyer Parent on or prior to the Closing shall have been duly performed or complied with in all material respects.

                  (i) OFFICER'S CERTIFICATES. Each of Buyer and Buyer Parent shall have delivered to Seller a certificate of an officer of Buyer or Buyer Parent, as the case may be, dated the Closing Date, certifying that the conditions specified in Sections 5.2(g), (h) and (j) hereof have been fulfilled in all respects.

                  (j) NO LITIGATION OR LEGAL PROHIBITION. There shall not be any order of any Authority in effect or any action, suit or proceeding pending or threatened which, if determined adversely, would prohibit consummation of any of the transactions contemplated hereby or which would make the consummation of such transactions unlawful.

                       6.   INDEMNIFICATION

         6.1. INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Buyer and Buyer Parent at all times after the Closing Date, against and in respect of:

                  (a) LIABILITIES OF SELLER. Other than liabilities expressly assumed by Buyer or Buyer Parent, as the case may be (for the purposes of this Section 6, collectively, the "PURCHASER"), as provided in
Section 1.4 of this Agreement or in Section 7.6 hereof, all liabilities and obligations of Seller of any kind or nature whatsoever relating to the Assets, whether accrued, absolute, fixed, contingent or otherwise, known or unknown;

                  (b) MISREPRESENTATIONS. Any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting to Purchaser from any false or inaccurate representation, breach of warranty or non-fulfillment of any agreement on the part of Seller under this Agreement or from any misrepresentation in any closing certificate or other instrument required to be furnished by Seller to Purchaser hereunder; and

                  (c) ACTIONS AND SUITS. All claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing.

         6.2. INDEMNIFICATION BY BUYER AND BUYER PARENT. The Buyer and Buyer Parent shall joint and severally indemnify and hold harmless Seller, at all times after the Closing Date, against and in respect of:

                  (a) ASSUMED LIABILITIES. Any loss arising from the Assumed Liabilities;

                  (b) MISREPRESENTATIONS. Any damage, loss, cost, expense or liability (including reasonable attorneys' fees) (collectively, "LOSS") resulting to Seller from any false or inaccurate representation, breach of warranty or non-fulfillment of any agreement on the part of Buyer under this Agreement or from any misrepresentation in or any omission from any certificate or other instrument required to be furnished by the Purchaser to Seller hereunder;

                  (c) ACTION OR INACTION OF BUYER OR BUYER PARENT. Any Loss arising from any action or inaction by Buyer or Buyer Parent after the Closing Date and arising from or in connection with the operation of the CSC Operations or the Assets after the Closing Date; and

                  (d) ACTIONS AND SUITS. All claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing.

         6.3.     INDEMNIFICATION PROCEDURE.

                  (a) A party that may be entitled to indemnification pursuant to Section 6.1 or Section 6.2 (the "INDEMNITEE") shall promptly give written notice (a "NOTICE OF CLAIM") to the party liable for such indemnification (the "INDEMNITOR"). A Notice of Claim shall set forth (a) a description, in reasonable detail, of the facts and circumstances with respect to the subject matter of such claim or potential claim for indemnification, and (b) the anticipated total amount of the indemnification claim (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Upon receipt of a Notice of Claim, the Indemnitor may elect to cure the circumstances giving rise to the indemnification claim (the "EVENT OF LOSS") within thirty (30) days after the date of receipt of the Notice of Claim. If such cure cannot be effected within such 30-day period, payment of the amount of actual damage, loss, cost, expense or liability (including reasonable attorneys' fees) (collectively, "DAMAGES") due to the Indemnitee as set forth in the Notice of Claim shall be made by Indemnitor no later than the thirtieth (30th) day after the date of the Notice of Claim (or such later date as the Indemnitor receives written notice that the Indemnitee has suffered Damages). The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense (in whole or in part) to any claim by the Indemnitee against the Indemnitor for indemnification, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnitor to defend against or reduce its liability.

                  (b) If any Notice of Claim relates to any claim made against an Indemnitee by a third person, the Notice of Claim shall state the nature, basis and amount of such claim. The Indemnitor shall have the right, at its election, by written notice to the Indemnitee, to assume the defense of the claim as to which such notice has been given. Except as provided in the next sentence, if the Indemnitor so elects to assume such defense, it shall diligently and in good faith defend such claim and shall keep the Indemnitee reasonably informed of the status of such defense, and the Indemnitee shall cooperate fully with the Indemnitor in the defense of such claim, PROVIDED that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnitee shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed. If the Indemnitor does not so elect to defend any claim as aforesaid or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnitee may assume the defense of such claim by written notice to the Indemnitor and take such other action as it may elect to defend or settle such claim as it may determine in its reasonable discretion, PROVIDED that the Indemnitor shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

                  (c) None of the parties hereto shall have any obligation to indemnify the other parties hereto or otherwise have liability to the other parties hereto for consequential, collateral, special, incidental, punitive or indirect damages, lost profits or similar items.

                  (d) Seller shall have no liability under this Section 6 to the extent arising from actions taken or not taken by Buyer or Buyer Parent or their affiliates after the Closing Date.

         6.4.     LIMITATIONS ON INDEMNIFICATION.

                  (a)      BASKET AMOUNT. The indemnification provided for in
Section 6.1 shall not apply to (i) Damages relating to an individual indemnification claim if such amounts do not exceed $10,000 in the aggregate, whereupon claim may be made for the entire amount of Damages, provided that the limits of clause (ii) have been met, and (ii) until Purchasers' collective claims for indemnification exceed $50,000 in the aggregate, whereupon claim may be made for all amounts in excess of $50,000, subject to the limits of clause (i) herein (it being understood that Damages relating to claims below $10,000 may be included for purposes of determining whether the limits of this clause (ii) has been satisfied).

                  (b) INSURANCE PROCEEDS AND OTHER SET-OFFS. The amount of any Damages for which indemnification is provided under Section 6.1 or
Section 6.2 shall be net of any amounts recovered or recoverable by the Indemnitee under insurance policies with respect to such Damages. Upon making any payment to an Indemnitee for any indemnification claim, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against the third party with respect to the subject matter underlying such indemnification claim.

         6.5. PAYMENT OF INDEMNIFICATION CLAIMS. In the event that Seller is entitled to indemnification pursuant to Section 6.2, Buyer Parent shall make payment of such indemnification claim in cash. In the event that Purchaser is entitled to indemnification pursuant to Section 6.1, Seller shall effect the payment of such indemnification to an Indemnitee by, and in accordance with, the terms of the Escrow Agreement, (i) first, directing the Escrow Agent to return to Buyer Parent the Escrowed Note, in which case Buyer Parent shall tender to the Escrow Agent in substitution therefor a Note reduced in principal amount by the amount of Seller's indemnification obligation to the Indemnitee (which Note shall thereupon become the "ESCROWED

NOTE"), or (ii) second, if the Escrow Note is insufficient to satisfy the Seller's indemnification obligation, by directing the Escrow Agent to return to Buyer Parent an integral number of Escrowed Shares equal in value to Seller's indemnification obligation to Buyer (in which case the value of each such Escrowed Share shall be equal to the average of the closing sale prices of the Common Stock on the Nasdaq National Market during the ten (10) trading days immediately preceding the date on which the Escrow Agent returns such Escrowed Shares to Buyer), and (iii) third, if the Escrowed Note and the Escrowed Shares are insufficient to satisfy the Seller's indemnification obligation, by directing the Escrow Agent to pay the Buyer Escrowed Cash in amounts equal to Seller's indemnification obligation to Buyer under Section
6.1. Resort to the Escrowed Shares, the Escrowed Note and the Escrowed Cash shall constitute the sole remedy of Buyer and Buyer Parent under this Agreement, except with respect to fraud or willful misconduct perpetrated by Seller.

         6.6. EXCLUSIVE REMEDY. After the Closing Date, this Section 6 shall provide the sole and exclusive remedy for any and all Damages related to this Agreement sustained or incurred by Buyer, Buyer Parent or Seller or their respective successors and assigns and affiliates.

                        7.   POST-CLOSING COVENANTS

         7.1. FURTHER ASSURANCES; COOPERATION. The parties shall, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including reasonable cooperation with respect to the preparation of tax returns for periods prior to the Closing Date.

         7.2. DELIVERY OF ASSETS. Seller agrees that it will transfer or make available to Buyer, promptly after the receipt thereof, any property that Seller receives after the Closing Date in respect of the Assets transferred or intended to be transferred to Buyer under this Agreement.

         7.3. BOOKS AND RECORDS. Buyer shall preserve and retain the corporate, accounting, tax, legal and other records of the CSC Operations that shall come into Buyer's possession as a result of the transactions contemplated hereby for a period of not less than five (5) years from the Closing Date and give reasonable access to Seller, and Seller's officers, auditors, counsel, and other representatives for the purpose of preparing or defending tax returns or for other reasonable business purposes.

         7.4. LITIGATION SUPPORT. In the event and for so long as any of the Seller, the Buyer, the Buyer Parent or any of their affiliates actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller or any of the Assets, Seller shall furnish Buyer Parent and its authorized representatives reasonable access to Seller's books, records and other information, concerning the Assets and the CSC Operations, including, without limitation, access to Seller's officers, auditors, counsel and other representatives primarily involved in the CSC Operations; PROVIDED, HOWEVER, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and minimize interference with the normal business and operations of Seller.

         7.5. DESTRUCTION OF COPIES OF CERTAIN ASSETS. After the Closing Date, Seller shall, upon the written request of Buyer, immediately destroy or erase all of Seller's copies of computer software and CSC Operations records included in the Assets and, upon Buyer's request, promptly confirm destruction of same by signing and returning to Buyer an "affidavit of destruction" acceptable to Buyer; PROVIDED, HOWEVER, that Seller shall be entitled to retain a copy of those specific records, and only those specific records, that contain information that (i) is not related to the CSC Operations, (ii) is neither confidential nor privileged or (iii) Seller has a reasonable need to retain. Following the Closing Date, Buyer and Buyer Parent shall grant to Seller and its representatives, at Seller's reasonable request, reasonable access to and the right to make copies of those records and documents covering any period prior to the Closing Date related to the CSC Business or the Assets as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits or other valid business purposes. If Buyer or Buyer Parent elects to dispose of such records, Buyer shall first give Seller sixty (60) days' written notice, during which period Seller shall have the right to take such records without further consideration.

         7.6.     EMPLOYEE MATTERS.

                  (a) Buyer and Buyer Parent do not and will not assume the sponsorship of, the responsibility for contributions to, or any liability under or in connection with, any Employee Benefit Plan. Without limiting the foregoing, Seller shall be liable for continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code with respect to
(i) qualifying events incurred by any CSC Operations Employee who does not become an employee of Buyer on or immediately following the Closing (or covered dependents or qualified beneficiaries of such employee), and (ii) any qualifying events which occur on or before the Closing Date incurred by any CSC Operations Employee who becomes an employee of Buyer on or following the Closing Date (or covered dependents or qualified beneficiaries of such employee). Buyer will in no event be deemed to be a successor employer (within the meaning of Treasury Regulation Section 54.4980B-2) of Seller for purposes of applying the provisions of Section 4980B of the Code following the Closing with respect to any current or former employee of Seller.

                  (b) Buyer shall, as of the Closing Date, offer employment to those CSC Operations Employees listed on the Offeree Schedule, which offer shall indicate that Buyer shall provide to each such CSC Operations Employee initial compensation at a rate equivalent to the rate of compensation provided to such CSC Operations Employee by Seller at the time of offer. Any such CSC Operations Employee who accepts Buyer's offer of employment and who, within seven days of the Closing Date, commences employment with Buyer by reporting for work and being actively employed by Buyer for at least one day is hereinafter referred to as a "TRANSFERRED EMPLOYEE." For a period of at least one year following the Closing Date, Buyer shall provide or cause to be provided to Transferred Employees compensation and benefits that are substantially comparable, in the aggregate, to the compensation and benefits (exclusive of any such compensation and benefits consisting of or based on any equity securities but including all severance policies of the Seller) provided to them by Seller under the Employee Benefit Plans immediately prior to the Closing. Subject to the satisfaction of applicable enrollment requirements, each Transferred Employee (and its or her eligible spouse or dependents) who, as of the Closing Date, participates in Employee Benefit Plans of Seller shall immediately following such Transferred Employee's commencement of employment with Buyer, become eligible to participate in employee benefit plans maintained by Buyer for its employees.

                  (c) For purposes of determining eligibility to participate or levels of benefits or entitlement to benefits under the Buyer's benefit plans, programs and arrangements (including, for the avoidance of doubt but without limitation, any vacation or vacation pay plan, program or arrangement) each Transferred Employee shall be credited with his or her years of service with the Seller or any affiliate. The Buyer shall cause any preexisting condition, actively-at-work, or similar requirement under any of their benefit plans, programs or arrangements to be waived in the case of any Transferred Employee. For purposes of determining any deductibles or other obligations (such as co-insurance payments) similarly subject to a dollars or percentage cap under any benefit plan, program or arrangement of the Buyer for the year in which the Closing occurs, each Transferred Employee shall be credited with amounts paid or deducted under the comparable employee program of Seller during the year in which the Closing occurs.

                  (d) The Buyer shall use reasonable best efforts to obtain necessary governmental approvals and authorizations, including the obtaining of Visa and other work permits, so as to permit the continued employment of foreign persons.

                  (e) Buyer Parent shall pay to Seller $136,725 in cash (the "SEVERANCE COSTS PAYMENT") on the Closing Date for payment obligations of Seller resulting from claims arising out of or in connection with severance costs for CSC Operations Employees discharged by Seller on or prior to the Closing Date whether or not such payment obligations are payable by Seller on or prior to the Closing Date.

         7.7.     NON-COMPETITION.

                  (a) During and for a period of two years following the Closing, Seller shall not (other than on behalf of Buyer or Buyer Parent), without the prior written consent of Buyer or Buyer Parent, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). The term "COMPETITIVE BUSINESS ACTIVITY" shall mean (i) the business of the CSC Operations as conducted by Seller as of the date hereof or as of the Closing Date; (ii) acquiring or having an ownership interest in any entity that derives a majority of its gross revenues from any business that competes with the CSC Operations as conducted as of the date hereof or as of the Closing Date (except for ownership of five percent (5%) or less of any entity); or (iii) participating in the operation, management or control of any firm, partnership, corporation, business or other entity described in clause (ii) of this sentence. The parties acknowledge and agree that the provisions of this Section 7.7 shall in no event preclude Polycom (as successor to Seller) from engaging in any business activity conducted by it as of the date hereof, including without limitation problem management, selling and developing multipoint bridges, or scheduling, collaboration and management software. The term "RESTRICTED TERRITORY" shall mean all foreign countries where Seller conducted CSC Operations on or after

January 1, 2001, the United States of America and each and every state, county, city, municipality or other political subdivision thereof.

                  (b) The covenants contained in Section 7.7(a) shall be construed as a series of separate covenants, one for each country, state, county, city, municipality or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 7.7(a).

                  (c) Seller acknowledges that the covenants contained in this Section 7.7 are reasonable and valid in geographical and temporal scope and content and in all other respects, and are necessary for the adequate protection of the legitimate business interests of Buyer and of Buyer Parent, because, among other things, Buyer or Buyer Parent conducts business throughout the world, the United States, Buyer or Buyer Parent is engaged in a highly competitive industry, and Seller has had unique access to confidential business information and trade secrets included in the Assets. Seller also acknowledges that any breach of the covenants set forth in this
Section 7.7 will give rise to irreparable injury to Buyer or Buyer Parent, that the remedy at law of Buyer or Buyer Parent for any such breach or threatened breach will be inadequate and that, in addition to any other remedy therefor that Buyer or Buyer Parent may have, it shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages and without the requirement of any bond or other security.

                  (d) Seller agrees that the existence of any claim or cause of action by Seller against Buyer or Buyer Parent shall not constitute a defense to the enforcement by Buyer of the covenants set forth in this
Section 7.7, and that any such claim or cause of action against Buyer shall be litigated separately.

                  (e) If, in any judicial proceeding, a court refuses to enforce any of the separate covenants (or any part thereof) set forth in this
Section 7.7, then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or parts thereof) to be enforced, and such remaining covenants shall be given full effect without regard to the invalid covenant (or part thereof). In the event that any of the separate covenants (or any part thereof) set forth in this Section 7.7 is deemed by a court to exceed the geographical or temporal scope or content or other limitations permitted by applicable laws, then such covenant (or part thereof) shall be reformed to the geographical or temporal scope or content or other limitations, as the case may be, permitted by applicable laws, and, in such reduced form, shall be given full effect.

         7.8. NON-SOLICITATION. For a period of one (1) year from the Closing Date, Seller shall not, without the prior written consent of Buyer or Buyer Parent (i) solicit the employment of any of the Transferred Employees or (ii) hire any Transferred Employee whose employment Buyer Parent or any subsidiary of Buyer Parent has terminated within 60 days of such solicitation or hire; PROVIDED, HOWEVER, that this Section 7.7(e) shall not prevent advertisements, solicitations, position listings or notices of employment opportunities that are published or made available to the public or hiring of personnel responding thereto.

         7.9. CONSENTS. For a period of six (6) months following the Closing, Seller shall use its reasonable commercial efforts to obtain all written consents which are required under the Assumed Contracts; provided that Seller shall not be required to make any payments to obtain such consents. Buyer and Buyer Parent shall cooperate with Seller to the extent reasonably necessary to obtain any such written consent.

         7.10. LICENSING AGREEMENT WITH FVC. For a period of 45 days following the Closing, Seller shall use its reasonable commercial efforts to assist Buyer and Buyer Parent in the obtaining a software licensing agreement from First Virtual Communications, Inc. ("FVC") providing Buyer or Buyer Parent with a transferable 200-port license to the FVC Application Server Product.

         7.11. PURCHASE AND SALE OF SHARES. For a period of one year following the Closing Date, Seller shall not, without the prior written consent of Buyer Parent, (i) purchase any shares of capital stock of Buyer Parent (other than capital stock of Buyer Parent acquired pursuant to this Agreement), or (ii) sell in any three month period shares of capital stock of Buyer Parent in excess of the maximum amount permitted under Rule 144(e)(1) promulgated under the Securities Act.

                                8.   MISCELLANEOUS

         8.1. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other that the State of Delaware).

         8.2. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in Delaware or an United States Federal court sitting in Delaware, and each of the parties hereby expressly submits to such jurisdiction and venue of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         8.3.     SURVIVAL; TERMINATION.

                  (a) SURVIVAL. Except as otherwise expressly provided herein, the several representations, warranties, covenants, and agreements of the parties contained in this Agreement shall be deemed to be material and to have been relied upon by Buyer, Buyer Parent and Seller notwithstanding any investigation made by Buyer, Buyer Parent or Seller, shall survive the Closing Date and shall remain operative and in full force and effect for a period of one (1) year following the Closing Date, except insofar as an indemnification claim has been asserted by any party and has not been resolved prior to the end of such one-year period; PROVIDED, HOWEVER, that the representations and warranties of Seller set forth in Section 2.5 shall survive for the period of the applicable statute of limitations (if such statute of limitations is in excess of one (1) year), and the respective representations, warranties, covenants and agreements of Buyer, Buyer Parent and Seller contained in Sections 1.4, 1.7, 1.8, 2.18, 3.4 and 3.6 and in Sections 6, 7 and 8 shall continue without any time limitation.

                  (b) TERMINATION. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) at the election of Buyer or Seller, at any time on or after November 4 , 2001, if the Closing shall not have occurred by such date (so long as the failure of the Closing to occur shall not result primarily from the electing party's failure to comply with this Agreement or a breach of its representations and warranties hereunder) or (ii) the mutual written consent of Buyer and Seller. Upon termination, all rights and obligations of the parties hereunder shall terminate without any liability of any Party, provided that Section 8 shall survive.

         8.4. NOTICES. Any notices authorized to be given hereunder shall be in writing and deemed given, if delivered personally or by overnight courier, on the date of delivery, if a Business Day, or if not a Business Day, on the first Business Day following delivery, or if mailed, three days after mailing by registered or certified mail, return receipt requested, and in each case, addressed, as follows:

                  If to Buyer or Buyer Parent:

                  ACT Teleconferencing, Inc.
                  1658 Cole Boulevard, Suite 130
                  Golden, Colorado  80401
                  Attention:  Gavin Thomson
                  Facsimile:  (303) 233-0895

                  and a copy to:

                  Faegre & Benson LLP
                  2500 Republic Plaza
                  370 Seventeenth Street, Suite 2500
                  Denver, Colorado  80202
                  Attention:  William J. Campbell
                  Facsimile:  (303) 820-0600

                  If to Seller:

                  PictureTel Corporation
                  100 Minuteman Road
                  Andover, Massachusetts  01810
                  Attention:  Lewis Jaffe
                  Facsimile:  (978) 292-3334

                  and a copy to:

                  Ropes & Gray
                  One International Place

                  Boston, Massachusetts  02110
                  Attention:  Howard K. Fuguet
                  Facsimile:  (617) 951-7050

or if delivered by facsimile, on a Business Day before 4:00 p.m. local time of addressee, on transmission confirmed electronically, or if at any other time or day on the first Business Day succeeding transmission confirmed electronically, to the facsimile numbers provided above, or to such other address or facsimile number as any party shall specify to the other, pursuant to the foregoing notice provisions. When used in this Agreement, the term "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are generally closed for business.

         8.5. ENTIRE AGREEMENT; AMENDMENTS. Except for the Confidentiality Agreement between Buyer, Buyer Parent and Seller dated June 6, 2001 (which shall remain in full force and effect and govern all confidential information provided by the Seller to Buyer pursuant to this Agreement), this Agreement (i) sets forth the entire agreement of the parties respecting the subject matter hereof, (ii) supersedes any prior and contemporaneous understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to such subject matter, and (iii) may not be amended orally, and no right or obligation of any party may be altered, except as expressly set forth in a writing signed by each party hereto.

         8.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all such counterparts shall together constitute but one document.

         8.7. HEADINGS. The section and subsection headings do not constitute any part of this Agreement and are inserted herein for convenience of reference only.

         8.8. PUBLIC ANNOUNCEMENTS. None of Buyer, Buyer Parent or Seller shall make any press release or other public disclosure concerning the matters covered by this Agreement without the approval of the other parties hereto, except as required by law, any listing or trading agreement respecting its publicly traded securities or applicable regulation of the exchange on which its securities are traded, based on the advice of counsel for the party making the release or statement and shall, in any event, to the extent practicable, permit the other parties an opportunity to review any such release or statement prior to dissemination.

         8.9. WAIVER. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

         8.10. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. None of Seller, Buyer or Buyer Parent may assign any right or obligation under this Agreement except with the prior written consent of the other party hereto.

         8.11. CONFIDENTIALITY. The Seller will (i) treat and hold as confidential any and all information concerning the businesses and affairs of the CSC Operations other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of such Seller (the "CONFIDENTIAL INFORMATION"), (ii) refrain from using any of the Confidential Information except in connection with this Agreement, and (iii) deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in Seller's possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer or the Buyer's Parent may seek an appropriate protective order or waive compliance with the provisions of this
Section 8.11. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the Seller shall use its reasonable best efforts to obtain, at the request of the Buyer or the Buyer's Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed, as the Buyer or the Buyer's Parent shall designate.

         8.12. BUYER PARENT GUARANTEE. Buyer Parent hereby unconditionally and irrevocably guarantees to Seller the due and punctual payment and performance of all obligations of Buyer under this Agreement (as such Agreement may be modified or amended from time to time).

         8.13. EXPENSES. Each party shall bear its own expenses incurred with respect to the preparation of this Agreement and the consummation of the transactions contemplated hereby.

         8.14. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

         8.15. BULK SALES LAWS. The Buyer and the Buyer Parent acknowledge that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement and waive such compliance.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

                                     BUYER:



                                     ACT VIDEOCONFERENCING, INC.



                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:



                                     BUYER PARENT:



                                     ACT TELECONFERENCING, INC.



                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:



                                     SELLER:



                                     PICTURETEL CORPORATION



                                     By:
                                        ----------------------------------
                                        Name:
                                        Title: